UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA	0-19508	72-0693290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

            This Form 8-K amends the Company's Form 8-K filed September 12, 2001.

            In connection with their review of the Company's Form 10-Q for the quarter ended July 31, 2001, the Company's auditors, PricewaterhouseCoopers LLP, have revised previous guidance given to the Company regarding the timing of the recognition of the items discussed in the following paragraphs.

            In the Company's press release dated September 11, 2001 filed on Form 8-K dated September 12, 2001, the Company made the following statements:

            "Consistent with its previously announced estimates, in the third quarter, the Company wrote down the aggregate value of its foreign assets to their estimated fair value and recorded an aggregate pre-tax noncash charge to earnings of $239.6 million ($187.3 million, or $1.74 per share, after tax). Because the Company had already reduced equity for the cumulative foreign translation adjustment incurred in each period that it has owned these businesses, the total charge to shareholders' equity was $88.9 million, all of which was recorded in the third quarter."

            The second sentence of this paragraph should be replaced with the following:

            "Because the Company has already reduced equity for the cumulative foreign translation adjustment incurred in each period that it has owned these businesses, the total related charge to shareholders' equity is estimated to ultimately be $88.9 million. However, in the third quarter of 2001, the charge to equity will be equal to the entire after tax charge to earnings of $187.3 million. In the period in which the sale of each of the foreign operations is consummated, the cumulative foreign translation adjustment relating to the operation sold will be reversed and included in comprehensive income, resulting in a corresponding increase in equity. As the Company has previously announced, it sold its Mexican, Australian, and New Zealand operations in the fourth fiscal quarter. As such, in the fourth fiscal quarter, the Company will realize comprehensive income and an increase to equity for the cumulative foreign currency translation adjustment related to these operations, which is equal to approximately $67.0 million. The remainder of the approximately $31.4 million cumulative foreign translation adjustment would be reversed upon completion of the sale of the Company's European and Canadian operations."

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
September 14, 2001	/s/ MICHAEL G. HYMEL Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
September 14, 2001	Michael G. Hymel Vice President - Corporate Controller and Chief Accounting Officer